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                                  NEWS RELEASE

                      SUNSHINE MINING AND REFINING COMPANY

FOR IMMEDIATE RELEASE                                          WILLIAM W. DAVIS
CONTACT:                                                        (214) 265-1377


         BOISE, IDAHO, March 22, 1996 -- Sunshine Mining and Refining Company ("Sunshine" or "the Company") (NYSE-SSC) announced today that its subsidiary, Sunshine Precious Metals, Inc., has closed an offering of $30 million 8% Senior Exchangeable Notes. The Notes, which will be listed on the Luxembourg Stock Exchange, were issued pursuant to an exemption from registration under Regulation S of the U.S. Securities Act of 1933 (the Securities Act). Therefore, neither the Notes nor the shares issuable upon exchange of the Notes may be offered or sold in the U.S. or for the account or benefit of any U.S. person without registration under the Securities Act or an applicable exemption from registration requirements.

         The Notes are guaranteed by Sunshine and exchangeable into shares of Sunshine at an initial exchange price of $1.4375 per share subject to reset and adjustment in certain events. At any time after one year from the date of issuance, the Company may force the exchange of the Notes, subject to certain restrictions.

         Proceeds from the offering will be used to fund the Company's development and exploration opportunities.

         Sunshine, through its Sunshine Precious Metals, Inc. subsidiary, owns and operates the Sunshine Mine and Refinery Complex in the Coeur d'Alene Mining District in northern Idaho. The Sunshine Mine has been in operation for over 100 years, over which time it has been the largest primary silver producing mine in North America. The Company has recently become active in South America, with the opening of exploration offices in Lima, Peru and Mendoza, Argentina.

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